UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12

THQ INC.

(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a‑6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

29903 Agoura Road Agoura Hills, California 91301

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS JUNE 29, 2012

Dear Fellow Stockholder:
A Special Meeting of Stockholders of THQ Inc. will be held at the Westlake Hyatt, 880 South Westlake Blvd., Westlake Village, California 91361 on June 29, 2012 at 11:30 a.m. for the following purposes:

•	To approve an amendment to our certificate of incorporation to effect a reverse stock split of our common stock; and

•	To conduct such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

Details of the business to be conducted at the Special Meeting are more fully described in the accompanying proxy statement. Please read it carefully before casting your vote.
I know that it is not practical for most stockholders to attend the Special Meeting in person. Whether or not you are able to attend in person, your vote is important. In addition to using the enclosed proxy card to vote your shares, you may submit your vote via the Internet or a toll-free telephone number. Instructions for using these services are provided on your proxy card. Mailing in your proxy card or voting your shares by using the telephone or the Internet will not limit your right to withdraw your proxy and vote in person, should you wish to attend the meeting.
Thank you for your ongoing support of THQ.

Very truly yours,

Brian J. Farrell
Chairman of the Board of Directors, President and Chief Executive Officer
[ ], 2012

THQ Inc.
29903 Agoura Road
Agoura Hills, California 91301
Important Notice Regarding the Availability of Proxy Materials for
THQ’s Special Meeting of Stockholders to be held on June 29, 2012
To the Stockholders of THQ Inc.:
NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of THQ Inc. will be held at the Westlake Hyatt, 880 South Westlake Blvd., Westlake Village, California 91361 on June 29, 2012 at 11:30 a.m. for the following purposes, as set forth in the attached Proxy Statement:

1.	To approve an amendment to our certificate of incorporation to effect a reverse stock split of our common stock; and

2.
To transact such other business as may properly come before the Special Meeting and any postponement or adjournment thereof. The Company does not know of any matter to be presented at the Special Meeting other than those described in this Proxy Statement.

The Board of Directors has fixed the close of business on May 21, 2012 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Special Meeting and any continuation, postponement or adjournment thereof. If you held shares as of that date, you may vote at and attend the Special Meeting.
Your vote is very important. Whether or not you plan to attend the Special Meeting, we encourage you to vote as soon as possible using one of three convenient methods: (i) by accessing the Internet site described in these voting materials or the voting instruction form provided to you; (ii) by calling the toll-free number described in these voting materials; or (iii) by signing, dating and returning your proxy card. If you choose to vote via telephone or the Internet, you will have a PIN number assigned to you on the proxy card that you will use to safeguard your vote. If you sign and return your proxy and come to the meeting, your proxy may be returned to you, if you wish.

By Order of the Board of Directors

Agoura Hills, California [ ], 2012	Edward L. Kaufman Secretary

PROXY STATEMENT
dated [ ], 2012
for
Special Meeting of Stockholders
to be Held on June 29, 2012

INFORMATION ABOUT THE SPECIAL MEETING OF STOCKHOLDERS

WHY DID WE SEND YOU THIS PROXY STATEMENT?
We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors (“Board”) is soliciting your proxy to vote at the Special Meeting of stockholders of THQ Inc. (referred to herein as “we,” “us,” “THQ,” or the “Company”). The Proxy Statement summarizes the information regarding the matters to be voted upon at the Special Meeting, as well as other information so that you can make an informed decision. You are invited to attend the Special Meeting, but you do not need to attend in person in order to vote. You may instead vote by mail using the enclosed proxy card, or vote by using the Internet or the telephone as described in the instructions printed on your proxy card. The Proxy Statement and the accompanying form of proxy were first sent or given to stockholders on or about [ ], 2012.
TIME, DATE AND PLACE OF THE SPECIAL MEETING
The Special Meeting will be held at 11:30 a.m., Pacific Daylight Time, on Friday, June 29, 2012 at the Westlake Hyatt, 880 South Westlake Blvd., Westlake Village, California 91361. If you have any questions regarding this Proxy Statement or the Special Meeting, you may direct them in writing to our Secretary at our mailing address as set forth on the cover page.
WHO CAN VOTE?
The Board has set May 21, 2012 as the record date for the Special Meeting. You are entitled to vote at the Special Meeting if you held our common stock, either as a stockholder of record or as a beneficial owner, as of the close of business on such date.
WHAT AM I VOTING ON?
Stockholders will vote on the following proposal at the Special Meeting:

•
Approve an amendment to our certificate of incorporation to effect a reverse stock split of our common stock at a ratio of one-for-three, one-for-five, or one-for-ten, such ratio to be determined in the sole discretion of the Board (the “Reverse Stock Split”).

HOW MANY VOTES DO I HAVE?
Each share of common stock is entitled to one vote on the matter presented for a vote at the Special Meeting.
HOW MANY VOTES ARE REQUIRED TO CONDUCT THE MEETING?
A majority of our outstanding shares of common stock as of May 21, 2012 must be present in person or represented by proxy at the Special Meeting in order to constitute a quorum for the transaction of business. Shares are counted as present in person or represented by proxy if stockholders owning such shares are present at the Special Meeting or have properly submitted a proxy card. As of May 21, 2012, there were 68,517,738 shares of common stock outstanding and entitled to vote. Shares representing a majority of the outstanding shares, or 34,258,870, will constitute a quorum for the Special Meeting.

HOW DO I VOTE IN PERSON?
Your shares may be voted at the Special Meeting if you are present in person or represented by a valid proxy.
HOW DO I VOTE BY PROXY?
If you properly fill in your proxy card and send it to us in time to vote, or if you vote by using the Internet or vote by telephone as instructed on your proxy card, your “proxies” (Brian J. Farrell and Paul J. Pucino) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, the proxies will vote your shares to approve the amendment to our certificate of incorporation to effect the Reverse Stock Split.
Even if you currently plan to attend the Special Meeting, it is a good idea to complete and return your proxy card, or vote by using the Internet or the telephone before the Special Meeting date, just in case your plans change.
CAN I REVOKE MY PROXY?
You may change your vote after you have voted as described below.
Stockholders of Record. You may revoke your proxy by following any of these procedures:

•	If you voted by Internet or telephone, vote again using the Internet or telephone (which will supersede your earlier vote); or

•	If you voted by executing a proxy card, send in another signed proxy card with a later date; or

•	Send a letter revoking your proxy to our Secretary at THQ’s offices in Agoura Hills, California; or

•	Attend the Special Meeting, notify us in writing that you are revoking your proxy and vote in person.

Street Name Holders. You must follow the procedures required by the brokerage firm or bank through which you hold your shares to revoke your proxy. You should contact that firm directly for more information on those procedures.
WHAT IS THE DIFFERENCE BETWEEN A STOCKHOLDER OF RECORD AND
A “STREET NAME” HOLDER?
If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.
If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you are still considered to be the beneficial owner of those shares, and your shares are said to be held in “street name.”
MAY MY BROKER VOTE FOR ME?
Brokers who hold shares for the accounts of their clients (referred to as held in “street name”) may vote such shares either as instructed by their clients or, if they do not receive instructions from their clients, in their own discretion as to “routine” matters as permitted by the rules of the stock exchange or other organization of which they are members. A “broker non-vote” represents votes that could have been cast on a particular matter by a broker, as a shareholder of record, but were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares, or (ii) had discretionary voting authority, but nevertheless refrained from voting on the matter. At the Special Meeting, your broker may, without instructions from you, vote on the proposal to approve the amendment to our Certificate of Incorporation to effect the Reverse Stock Split. Broker non-votes are counted as present at the Annual Meeting for the purpose of determining a quorum.

WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSAL TO
AMEND THE CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT?
Approval of the proposal to amend the Certificate of Incorporation to effect the Reverse Stock Split requires approval by a majority of the outstanding shares of the Company’s common stock as of the record date. As of the record date, there were 68,517,738 shares of common stock outstanding and entitled to vote and thus shares representing a majority of the outstanding shares, or 34,258,870, will need to vote in favor of the proposal in order for it to be approved. Abstentions and broker non-votes will have the same effect as a vote against the proposal.
WHO WILL COUNT THE VOTE?
Votes cast in person or by proxy prior to the close of voting at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting. The inspector of election will (i) determine whether a quorum exists, (ii) determine the authenticity, validity and effect of proxies, and (iii) receive and count the votes of our shares of common stock.
WILL ANYTHING ELSE BE VOTED ON AT THE SPECIAL MEETING?
Our Board knows of no matters, other than those stated above, to be presented and considered at the Special Meeting. If, however, any other matters properly come before the Special Meeting or any postponements or adjournments thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters. The persons named in the enclosed proxy may also, if a quorum is not present, vote such proxy to adjourn the Special Meeting from time to time.
WHERE DO I FIND THE VOTING RESULTS OF THE SPECIAL MEETING?
We will announce preliminary voting results at the Special Meeting. We will also publish the final results in a Current Report on Form 8-K, which we will file with the Securities and Exchange Commission (“SEC”) within four business days after the Special Meeting. Once filed, you can request a copy of the Form 8-K by contacting our Investor Relations department at (818) 871-5125. You can also get a copy on the Internet at http://investor.thq.com/ or through the SEC’s electronic data system, called EDGAR, at www.sec.gov.
COSTS OF SOLICITING THESE PROXIES
We pay the expenses of preparing, printing and mailing this Proxy Statement and the proxy cards. Proxies may be solicited by our officers, directors and regular employees, without extra pay, by personal interviews, telephone, mail, e-mail or other appropriate means. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will reimburse such persons for their reasonable out-of-pocket expenses.
Additionally, we have engaged the services of MacKenzie Partners, Inc. to assist us with the solicitation of proxies. We anticipate the cost of such engagement to be approximately $10,000.

PROPOSAL AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF THQ INC. TO EFFECT A REVERSE STOCK SPLIT

General
Our Board has unanimously adopted a resolution approving, declaring advisable and recommending to the stockholders for their approval, a proposal to amend our Certificate of Incorporation to effect the Reverse Stock Split. Approval of this proposal will grant the Board the authority, without further action by the stockholders, to carry out the amendment to the Certificate of Incorporation after the date stockholder approval for the amendment is obtained, with the exact ratio and timing to be determined in the sole discretion of the Board. Upon such action of the Board, as a result of the Reverse Stock Split, each share of common stock outstanding at the effective time of the reverse split, will, without any action on the part of the holder thereof, become either one-third, one-fifth or one-tenth of a share of our common stock, depending upon which exchange ratio is ultimately effected. The decision regarding which approved ratio is used to effect the Reverse Stock Split will be based on a number of factors, including market conditions, existing and anticipated trading prices for our common stock and the continued listing requirements of the NASDAQ Global Market.
The amendment to the Certificate of Incorporation to effect the Reverse Stock Split will not change the terms of our common stock. After the Reverse Stock Split, the par value of our common stock would remain unchanged at $0.01 per share and shares of common stock will have the same voting rights and will be identical in all other respects to the common stock now authorized. The amendment would not change the number of authorized shares of common stock. Each stockholder’s percentage ownership of the new common stock will not be altered except for the effect of eliminating fractional shares. The common stock issued pursuant to the Reverse Stock Split will remain fully paid and non−assessable. The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e−3 under the Exchange Act. Following the Reverse Stock Split, we will continue to have the same number of shareholders and we will still be subject to the periodic reporting requirements of the Exchange Act.
Certain of THQ’s officers and directors have an interest in this reverse split as a result of their ownership of shares of stock of the Company, as set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” below.
Effective Date
The Reverse Stock Split will become effective upon the filing with the Delaware Secretary of State of an amendment to our Certificate of Incorporation which states that, upon the filing of the Certificate of Amendment, each share of common stock then issued and outstanding would automatically become and be converted into either one-third, one-fifth or one-tenth of a share of our common stock, depending upon which exchange ratio is ultimately effected; however, trading in the new common stock may be subject to obtaining approval from the NASDAQ Global Market. It is anticipated that the Reverse Stock Split will be effectuated on or about July 5, 2012.
The text of the form of the Certificate of Amendment relating to this proposal, which we would file with the Secretary of State of Delaware to effect the Reverse Stock Split, is attached to this Proxy Statement as Exhibit A.
Rationale for the Reverse Stock Split
Our common stock trades on the NASDAQ Global Market, which we believe helps support and maintain stock liquidity and company recognition for our stockholders. Companies listed on the NASDAQ Global Market, however, are subject to various continued listing standards imposed by the NASDAQ Stock Market. One of these standards is the “minimum bid price” requirement under NASDAQ Marketplace Rule 5450(a)(1), which requires that the bid price of the common stock of listed companies be at least $1.00 per share. A company risks being delisted and removed from the NASDAQ Global Market if the closing bid price of its stock remains below $1.00 for an extended period of time.

On January 25, 2012, we received a notification letter from Nasdaq notifying us that we were not in compliance with the minimum bid price requirement because the bid price for our common stock, over the prior 30 consecutive business days, closed below $1.00. In accordance with the rules of the NASDAQ Stock Market, we have until July 23, 2012 to regain compliance with the minimum bid price requirement. In order to regain compliance, the closing bid price for our common stock must be at least $1.00 for a minimum of 10 consecutive business days. In the event that we do not regain compliance by July 23, 2012, we may be eligible for additional time by filing a listing application to transfer our common stock to the Nasdaq Capital Market.
Our common stock has continued to trade at prices below $1.00 and thus our Board believes it is in the best interest of the stockholders of the Company to effectuate the Reverse Stock Split. Effecting the Reverse Stock Split would reduce our total shares of common stock outstanding, which we believe will increase price per share of our common stock. However, the effect of the Reverse Stock Split on the market value of our common stock cannot be predicted with any certainty, and there can be no assurance that the market price per post-Reverse Stock Split share will either exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time. The Reverse Stock Split itself does not affect our market value, and the market price of our common stock may also be based on other factors that are unrelated to the number of shares outstanding, including our future performance.
As an example, if the Reverse Stock Split had been effectuated on May 1, 2012, the following would have occurred:

	Shares Outstanding	Price per Share*	Market Value*
Prior to Reverse Stock Split:	68,512,887	$0.6786	$46,492,845
	Reduced to:	Increased to:
If 1:3 ratio is selected:	22,837,628	$2.0358	$46,492,845
If 1:5 ratio is selected:	13,702,577	$3.393	$46,492,845
If 1:10 ratio is selected:	6,851,288	$6.786	$46,492,845
* Based on closing price of our common stock on May 1, 2012.
We are asking stockholders to approve this proposal because we believe the Reverse Stock Split will result in a higher price per share for outstanding shares of our common stock. This, we believe, could provide a number of potential advantages. We describe each of these below.
Potential Advantages of the Reverse Stock Split
Maintain NASDAQ Global Market Listing. We believe that having our common stock delisted from the NASDAQ Global Market would be undesirable for our stockholders and potentially detrimental to our business. If our common stock is delisted from the NASDAQ Global Market, it would likely be quoted on the OTC Bulletin Board or “pink sheets”. We believe that these alternative markets have significantly lower trading volume and are much less efficient than the NASDAQ Global Market. As a result, investors may find it more difficult to trade, or to obtain frequent quotations, as to the market value of our common stock. Trading on other markets can therefore negatively impact the liquidity and marketability of our common stock and our ability to obtain future financing on favorable terms. Furthermore, under the terms of our outstanding convertible notes, a delisting from a national exchange could result in a default, requiring us to pay all of the outstanding notes in cash, resulting in a material adverse impact on the financial position of the Company.

We believe that a Reverse Stock Split would result in an increase in the price per share or our common stock, and thereby help us meet the $1.00 per share minimum bid price requirement. While our stock price could trade above $1.00 on its own accord without engaging in the Reverse Stock Split, our Board believes that it is in our best interests and in the interests of our stockholders to seek approval of the proposed amendment to our Certificate of Incorporation to effect the Reverse Stock Split in order to increase the likelihood that we regain compliance by July 23, 2012, the end of our compliance period. Even if our common stock’s closing bid price were to satisfy the minimum closing bid price requirements prior to approval of this proposal, we may still effect the Reverse Stock Split if our stockholders approve this proposal and our Board determines that effecting the Reverse Stock Split would be in the best interests of the Company and our stockholders.
Increase our Common Stock Price to a Level More Appealing for Investors. We believe that the Reverse Stock Split could enhance the appeal of our common stock to the financial community, including institutional investors, and the general investing public. We believe that a number of institutional investors and investment funds are reluctant to invest in lower−priced securities and that brokerage firms may be reluctant to recommend lower−priced stock to their clients, which may be due in part to a perception that lower−priced securities are less promising as investments, are less liquid, or are less likely to be followed by institutional securities research firms. We believe that the anticipated increased stock price immediately following and resulting from the Reverse Stock Split may encourage further interest in our common stock.
Facilitate Potential Future Financings. By preserving our NASDAQ Global Market listing, we can continue to consider and pursue future financing options to support our business that would not be available to us if our common stock was not listed on a national exchange. We believe being listed on a national securities exchange, such as the NASDAQ Global Market, is valued highly by many long−term investors. A listing on a national securities exchange also has the potential to create better liquidity and reduce volatility for buying and selling shares of our stock, which benefits our current and future stockholders.
Potential Disadvantages of the Reverse Stock Split
The Reverse Stock Split May Not Increase the Company’s Stock Price over the Long−Term. As noted above, the principal purpose of the Reverse Stock Split is to increase the per share market price of our common stock above the $1.00 per share minimum bid price requirement under the NASDAQ Marketplace Rules. We cannot assure you, however, that the Reverse Stock Split will accomplish this objective for any meaningful period of time. While we expect that the reduction in the number of outstanding shares of common stock will proportionally increase the market price of our common stock, we cannot assure you that the Reverse Stock Split will increase the market price of our common stock by a multiple of the selected ratio, or result in any permanent or sustained increase in the market price of our stock, which is dependent upon many factors, including our business and financial performance, general market conditions, and prospects for future success. Thus, while our stock price might meet the continued listing requirements for the NASDAQ Global Market initially, we cannot assure you that it will continue to do so.
The Reverse Stock Split May Lead to a Decrease in our Overall Market Capitalization. Should the market price decline after the Reverse Stock Split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the Reverse Stock Split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in our overall market capitalization. If the per share market price does not increase in proportion to the Reverse Stock Split ratio, then the value of the Company, as measured by our stock capitalization, will be reduced. In some cases, the per share stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse split levels, and accordingly, we cannot assure you that the total market value of your shares will remain the same after the Reverse Stock Split is effected, or that the Reverse Stock Split will not have an adverse effect on our stock price due to the reduced number of shares outstanding after the Reverse Stock Split.

The Reverse Stock Split May Decrease the Liquidity of the Common Stock. Although the Board believes that the anticipated increase in the market price of our common stock could encourage interest in our common stock and possibly promote greater liquidity for our stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Split. Our outstanding shares will be reduced by a factor of either three, five or ten (collectively, the “Reverse Split Factors”), depending on which ratio the Board selects, which may lead to reduced trading and a smaller number of market makers for our common stock.
The Reverse Stock Split May Result in Some Stockholders Owning “Odd Lots” that May Be More Difficult to Sell or Require Greater Transaction Costs per Share to Sell. If the Reverse Stock Split is implemented, it may increase the number of stockholders who own “odd lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd lots may be higher than the costs of transactions of more than 100 shares of common stock.
Principal Effects of the Reverse Stock Split
Reduction of Shares Held by Our Stockholders. After the effective date of the Reverse Stock Split, each stockholder will own fewer shares of our common stock. However, except for the provision for elimination of fractional shares, as described below, the Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company. For example, a holder of 2% of the outstanding shares of common stock immediately prior to the Reverse Stock Split would continue to hold 2% of the voting power of the outstanding shares of common stock immediately after the Reverse Stock Split.
The number of stockholders of record will not be affected by the Reverse Stock Split. In addition, because the number of shares of authorized common stock will not be affected, the Reverse Stock Split will result in an increase in the authorized, but unissued, shares of common stock as a percentage of total authorized shares.
Change in Number and Exercise Price of Outstanding Options and Warrants. If the Reverse Stock Split is approved and implemented, the terms of equity awards under the 2006 Long-Term Incentive Plan, as amended (the “LTIP”), including the per share exercise price of options and the number of shares issuable under outstanding awards, will be proportionately adjusted to maintain the approximate economic value of the awards. The number of shares of common stock issuable upon exercise or vesting of outstanding equity awards will be rounded to the nearest whole share. The Reverse Stock Split will not affect the expiration date of outstanding stock options. The number of shares remaining reserved or available for grant under the LTIP and our Employee Stock Purchase Plan will be reduced proportionately as well. Additionally, each outstanding warrant will automatically become a warrant to purchase either one-third, one-fifth or one-tenth of the number of shares subject to the warrant immediately prior to the Reverse Stock Split, depending upon which exchange ratio is ultimately effected, at an exercise price which is either one-third, one-fifth or one-tenth (depending on selected ratio) times the exercise price of the warrant.
Effect on Convertible Notes. In August 2009, we issued our 5% Convertible Senior Notes due 2014 (the “Notes”). The Notes are convertible into shares of our common stock at the initial conversion price of 117.4743 shares of common stock per $1,000 in principal amount of the Notes. Pursuant to the indenture governing the Notes, if the Reverse Stock Split is approved and implemented by the Board, then, upon the Effective Date, the conversion rate will be proportionately adjusted by multiplying the current conversion rate by a fraction, the numerator of which is the number of shares of common stock that would be outstanding immediately after, and solely as a result of, the Reverse Stock Split, and the denominator of which is the number of shares of common stock outstanding at the close of business on the trading day immediately preceding the Effective Date of the Reverse Stock Split.
Reduction in Number of Outstanding Shares; Increase in Number of Unreserved Shares. The Reverse Stock Split will reduce the total number of outstanding shares of common stock. It will apply automatically to all shares of our common stock, including shares issuable upon the exercise of outstanding stock options, outstanding stock awards and warrants. The following table contains approximate information relating to our common stock, based on share information as of May 1, 2012:

	Current	After Reverse Stock Split if 1:3 Ratio is Selected	After Reverse Stock Split if 1:5 Ratio is Selected	After Reverse Stock Split if 1:10 Ratio is Selected
Authorized Common Stock	225,000,000	225,000,000	225,000,000	225,000,000
Common Stock Issued and Outstanding	68,512,887	22,837,629	13,702,577	6,851,288
Common Stock issuable upon exercise of outstanding stock options and settlement of stock unit awards	8,416,999	2,805,666	1,683,399	841,699
Common Stock reserved for issuance for future grants under LTIP and THQ Employee Stock Purchase Plan	12,535,913	4,178,637	2,507,182	1,253,591
Common Stock issuable upon exercise of outstanding warrants	150,000	50,000	30,000	15,000
Common Stock available for issuance upon the conversion of the Notes at the initial conversion rate	11,747,430	3,915,810	2,349,486	1,174,743
Common Stock authorized but unissued and unreserved / unallocated	123,636,771	191,212,258	204,727,356	214,863,679

As reflected in the table above, the number of authorized shares of our common stock will not be reduced by the Reverse Stock Split. Accordingly, the Reverse Stock Split will have the effect of increasing the authorized, but unissued, shares of our common stock as a percentage of total authorized shares and thus may be construed as having an anti-takeover effect. Although neither the Board nor THQ’s management views this proposal as an anti-takeover measure, these shares may be used by us for various purposes in the future without further stockholder approval (subject to NASDAQ rules), including, among other things, financings or strategic partnerships, equity incentive plans, acquisitions of assets or businesses, stock splits or stock dividends. There are currently no plans or proposals to adopt other provisions or enter into arrangements that may have material anti−takeover consequences.
Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates
If this proposal is approved by our stockholders, our Board will cause the Reverse Stock Split to be implemented by filling an amendment to our Certificate of Incorporation with the Delaware Secretary of State. Assuming that this proposal is approved by stockholders, it is anticipated that the amendment will be filed on or about July 5, 2012. The amendment will become effective on the date that it is filed (the “Effective Date”). Stockholders will be notified of the Effective Date by the filing of a Current Report on Form 8-K with the SEC. The mechanics of the Reverse Stock Split will differ depending upon whether shares held in brokerage accounts or “street name” or whether they are registered directly in a stockholder’s name and held in certificate form.
Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further action to effect the exchange of their shares. If a stockholder’s shares are held in street name, the number of shares the stockholder holds will automatically be adjusted to reflect the Reverse Stock Split on the Effective Date.

If a stockholder’s shares are registered directly in the stockholder’s name and are certificated, our transfer agent, Computershare Trust Company, N.A. (“Computershare”), will implement the exchange of stock certificates. Holders of pre-reverse split shares will be asked to surrender to Computershare the certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal that will be delivered to the Company’s stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered to Computershare his, her or its outstanding certificate(s) together with the properly completed and executed letter of transmittal. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.
Fractional Shares
No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares will be entitled to an amount in cash (without interest or deduction) equal to the fraction of one share to which such stockholder would otherwise be entitled multiplied by the product of: (i) the average of the closing prices of THQ’s common stock on the NASDAQ Global Market or other principal market of our common stock, as applicable, for the five consecutive trading days immediately preceding the Effective Date and (ii) the Reverse Split Factor chosen by the Board. Except for the right to receive the cash payment in lieu of fractional shares, stockholders will not have any voting, dividend or other rights with respect to the fractional shares they would otherwise be entitled to receive.
Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the reverse stock split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by us or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.
Accounting Matters
The Reverse Stock Split will not affect the common stock capital account on our balance sheet. As of the Effective Date, the stated capital on our balance sheet attributable to our common stock will be reduced proportionately based on the selected exchange ratio, and the additional paid−in capital account will be credited with the amount by which the stated capital is reduced. In future financial statements, we will restate net income or loss per share and other per share amounts for periods ending before the Reverse Stock Split to give retroactive effect to the Reverse Stock Split. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.
Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split
The following discussion is a summary of certain U.S. federal income tax consequences of the Reverse Stock Split to the Company and to stockholders that hold shares of THQ common stock as capital assets for U.S. federal income tax purposes. This discussion is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated under the Code, and U.S. administrative rulings and court decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, and differing interpretations. Changes in these authorities may cause the U.S. federal income tax consequences of the Reverse Stock Split to vary substantially from the consequences summarized below.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to stockholders in light of their particular circumstances or to stockholders who may be subject to special tax treatment under the Code, including, without limitation, dealers in securities, commodities or foreign currency, persons who are treated as non−U.S. persons for U.S. federal income tax purposes, certain former citizens or long−term residents of the United States, insurance companies, tax−exempt organizations, banks, financial institutions, small business investment companies, regulated investment companies, real estate investment trusts, retirement plans, persons that are partnerships or other pass−through entities for U.S. federal income tax purposes, persons whose functional currency is not the U.S. dollar, traders that mark−to−market their securities, persons subject to the alternative minimum tax, persons who hold their shares of Common Stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired their shares of Common Stock pursuant to the exercise of compensatory stock options, the vesting of previously restricted shares of stock or otherwise as compensation. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds shares of Common Stock, the tax treatment of a partner thereof will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding shares of THQ’s common stock, you should consult your tax advisor regarding the tax consequences of the Reverse Stock Split.
The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the federal income tax consequences of the Reverse Stock Split. The state and local tax consequences of the reverse split may vary as to each stockholder, depending on the jurisdiction in which such stockholder resides. This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Stock Split may not be the same for all stockholders. Stockholders should consult their own tax advisors to know their individual federal, state, local and foreign tax consequences.
Tax Consequences to the Company. We believe that the Reverse Stock Split will constitute a reorganization under Section 368(a)(1)(E) of the Internal Revenue Code. Accordingly, we should not recognize taxable income, gain or loss in connection with the Reverse Stock Split. In addition, we do not expect the Reverse Stock Split to affect our ability to utilize our net operating loss carryforwards.
Tax Consequences to Stockholders. Except with respect to any cash received by a stockholder in lieu of a fractional share of common stock, THQ stockholders should not recognize any gain or loss for U.S. federal income tax purposes as a result of the Reverse Stock Split. Each stockholder’s aggregate tax basis in THQ common stock it receives pursuant to the Reverse Stock Split should equal the Stockholder’s aggregate tax basis in the Common Stock it surrenders therefor. In addition, each Stockholder’s holding period for the Common Stock it receives in the Reverse Stock Split should include such Stockholder’s holding period for the Common Stock it surrenders therefor.
In general, the receipt of cash by a stockholder in lieu of a fractional share of the common stock pursuant to the Reverse Stock Split should be treated for U.S. federal income tax purposes as though such fractional share had been issued to the stockholder pursuant to the Reverse Stock Split and then redeemed by THQ, and such stockholder should recognize taxable gain or loss thereon based on the difference between the amount of cash received and such stockholder’s basis in the fractional share. Such gain or loss will generally be capital gain or loss and will be long−term capital gain or loss if the stockholder’s holding period in the fractional share is greater than one year as of the effective date of the Reverse Stock Split. Special rules may apply to cause all or a portion of the cash received in lieu of a fractional share to be treated as dividend income with respect to certain stockholders who own more than a minimal amount of common stock (generally more than 1%) or who exercise some control over the affairs of THQ. Stockholders should consult their own tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.

Discretionary Authority of the Board to Abandon Reverse Stock Split
The Board reserves the right to abandon the Reverse Stock Split without further action by our stockholders at any time before the effectiveness of the amendment to the Certificate of Incorporation, even if the Reverse Stock Split has been authorized by our stockholders at the Annual Meeting. By voting in favor of the Reverse Stock Split, you are expressly also authorizing our Board to determine not to proceed with, and abandon, the Reverse Stock Split if it should so decide.
No Dissenter’s Rights
Under applicable Delaware law, our stockholders are not entitled to dissenter’s rights with respect to the Reverse Stock Split, and we will not independently provide stockholders with any such right.
Required Vote
Approving the proposal to effect the Reverse Stock Split requires the vote of holders of a majority of the shares of common stock outstanding as of the record date for the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal and will have the effect of voting against the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.
UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM FOR THIS PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDERS
The following table shows, as of May 1, 2012 (except as otherwise noted in filings with the SEC), the number of shares of THQ common stock owned by beneficial owners known to us to hold more than 5% of our common stock. As of May 1, 2012, there were 68,512,887 shares of our common stock outstanding. We only have one class of common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (4)
Invesco Ltd. 1555 Peachtree Street NE Atlanta, GA 30309	7,150,760	(1)	10.4%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	5,274,813	(2)	7.70%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,820,020	(3)	5.58%
______________________________

(1)
Based on information contained in a report on Amendment No. 1 to Schedule 13G filed with the SEC on February 10, 2012 by Invesco Ltd. (“Invesco”). Invesco reported that Invesco Advisers, Inc., Invesco PowerShares Capital Management, and Invesco National Trust Company have sole voting power with respect to 6,967,398 shares, 168,362 shares, and 15,000 shares, respectively, and Invesco Advisors, Inc. and Invesco PowerShares Capital Management have sole dispositive power with respect to 6,967,398 shares and 168,362 shares, respectively. Invesco Advisers, Inc. is a subsidiary of Invesco Ltd. and it advises the Invesco Van Kampen Small Capital Value Fund which owns 9.82% of the security reported herein. However no one individual has greater than 5% economic ownership. The shareholders of the Fund have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of securities listed above.

(2)
Based on information contained in a report on Amendment No. 2 to Schedule 13G filed with the SEC on February 10, 2012 by BlackRock, Inc. (“BlackRock”). BlackRock reported sole voting power and sole dispositive power with respect to 5,274,813 shares.

(3)
Based on information contained in a report on Amendment No. 2 to Schedule 13G filed with the SEC on February 9, 2012 by The Vanguard Group, Inc. (“Vanguard”). Vanguard reported sole voting power and shared dispositive power with respect to 114,790 shares and sole dispositive power with respect to 3,705,230 shares.

(4)
On May 12, 2010, the Company and Computershare Trust Company, N.A., as rights agent, entered into a Section 382 Rights Agreement (the “Rights Agreement”). The Board adopted the Rights Agreement in an effort to protect the value of the Company’s net operating loss and tax credit carryforwards (“NOLs”).  The Rights Agreement is intended to deter any person or group from acquiring beneficial ownership of 4.9% or more of the Company’s outstanding common stock, as well as to deter any person who already beneficially owned 4.9% or more of the Company’s outstanding common stock as of the close of business on May 12, 2010 from acquiring additional shares of the Company’s outstanding common stock without the approval of the Independent Director Evaluation Committee of the Board. Stockholders who beneficially own 4.9% or more of the Company’s outstanding common stock as of the close of business on May 12, 2010 will not trigger the Rights Agreement so long as they do not acquire additional shares of common stock representing three-tenths of one percent (0.3%) of our common stock then outstanding at a time when they still beneficially own 4.9% or more of the Company’s outstanding common stock.  Subject to the provisions of the Rights Agreement, the Independent Director Evaluation Committee may, in its sole discretion and upon receipt of an advance waiver request from a stockholder who desires to effect an acquisition of common stock that would otherwise trigger the Rights Agreement, exempt such a transaction from triggering the Rights Agreement.
During fiscal 2012, the Independent Director Evaluation Committee granted two exemptions under the Rights Agreement. As previously disclosed, on June 1, 2011, the Independent Director Evaluation Committee granted an exemption under the Rights Agreement to Vanguard for itself and in its capacity as manager and / or investment advisor of various funds and accounts, allowing Vanguard to increase its aggregate holdings of our common stock up to 7,877,500 shares. On June 22, 2011, the Independent Director Evaluation Committee granted an exemption under the Rights Agreement to Invesco for itself and in its capacity as the general partner and/or investment advisor of various investment funds, allowing Invesco to increase its aggregate holdings of our common stock up to 7,200,000 shares. In each case, Vanguard and Invesco made representations and covenants sufficient to cause the Independent Director Evaluation Committee to conclude that such exemptions would not jeopardize the availability of the Company’s NOLs.
During fiscal 2011, as disclosed in the Company’s 2011 proxy statement, the Independent Director Evaluation Committee granted an exemption to BlackRock to acquire the shares it has acquired, as reflected in the table above.
To date, no acquisitions have caused the issuance of any rights under the Rights Agreement.

BENEFICIAL OWNERSHIP OF MANAGEMENT
The following table sets forth certain information with respect to beneficial ownership of our shares of common stock as of May 1, 2012 by (i) all directors and director nominees, (ii) each of the named executive officers as set forth in this Proxy Statement, and (iii) our directors and our executive officers as a group. As of such date, there were 68,512,887 shares of our common stock outstanding. Unless otherwise indicated below, each individual named in the table has sole voting power and sole investment power with respect to all of the shares beneficially owned, subject to community property laws, where applicable.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class
Brian J. Farrell	1,055,095	(2)	1.54%
Lawrence Burstein	125,986	(3)	*
Henry T. DeNero	80,050	(4)	*
Brian P. Dougherty	105,864	(5)	*
Jeffrey W. Griffiths	108,946	(6)	*
James Whims	157,988	(7)	*
Danny Bilson	378,578	(8)	*
Ian Curran	453,990	(9)	*
Edward L. Kaufman	179,168	(10)	*
Paul J. Pucino	383,386	(11)	*
All Directors and Executive Officers as a group (11 individuals)	3,051,718	(12)	4.45%

______________________________

*	Less than 1%.

(1)	The address for each individual is c/o THQ Inc., 29903 Agoura Road, Agoura Hills, California 91301.

(2)
Includes 568,000 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement, 32,666 shares of common stock issuable upon release of vested and deferred performance accelerated restricted stock units (“PARSUs”) upon termination of employment with the Company (pursuant to Mr. Farrell’s deferral elections), 75,000 shares of common stock held of record by the Denise M. Farrell 2011 Grantor Retained Annuity Trust (“GRAT”), 75,000 shares of common stock held of record by the Brian J. Farrell 2011 GRAT, and 304,429 shares of common stock held of record by the Farrell Family Trust dated June 27, 2007.

(3)
Includes 57,000 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement and 5,000 shares of common stock issuable upon the release of vested deferred stock units (“DSUs”) upon termination of service as a director.

(4)
Includes 57,000 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement and 5,000 shares of common stock issuable upon the release of vested DSUs upon termination of service as a director.

(5)
Includes 57,000 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement, 5,000 shares of common stock issuable upon the release of vested DSUs upon termination of service as a director, and 43,864 shares of common stock held of record by The Anna M. Lijphart and Brian P. Dougherty Living Trust u/t/a dated August 1995.

(6)
Includes 57,000 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement and 5,000 shares of common stock issuable upon the release of vested DSUs upon termination of service as a director.

(7)
Includes 57,000 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement, 5,000 shares of common stock issuable upon the release of vested DSUs upon termination of service as a director, and 224 shares of common stock held of record by TechFund Capital L.P. (“TechFund”). Mr. Whims is a managing member of the general partner of TechFund and accordingly may be deemed to share beneficial ownership of the shares of common stock held of record by TechFund. Mr. Whims disclaims beneficial ownership of such shares.

(8)	Includes 376,835 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement.

(9)
Includes 427,835 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement and 6,534 shares of common stock issuable upon the vesting and release of PARUSs within 60 days of this Proxy Statement.

(10)	Includes 176,668 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement.

(11)	Includes 359,669 shares of common stock issuable upon exercise of options exercisable within 60 days of the date of this Proxy Statement.

(12)	Includes all executive officers and directors of the Company as of May 1, 2012.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING
As disclosed in the Company’s proxy statement for its 2011 Annual Meeting, dated June 30, 2011:
Except for proposals submitted to the Company pursuant to and in compliance with Rule 14a-8 of the Exchange Act, as amended (“Rule 14a-8”), nominations of persons for election to the Company’s Board and the proposal of business other than nominations to be considered by the stockholders at the Company’s 2012 annual meeting must be made in compliance with the Company’s Bylaws and delivered to our Secretary not earlier than the close of business on March 30, 2012 nor later than the close of business on April 29, 2013.
Stockholders who, pursuant to and in compliance with Rule 14a-8, submit a proposal to be included in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders, must submit the proposal in writing to our Secretary no later than March 2, 2012 for the Company to consider it for inclusion in the Proxy Statement for the 2012 Annual Meeting of Stockholders. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.
All nominations and proposals shall be delivered to our Secretary at our principal executive offices at 29903 Agoura Road, Agoura Hills, California 91301.
FORWARD LOOKING STATEMENTS
PLEASE NOTE: This Proxy Statement contains statements that may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding future financial items, including our financial and business objectives and the trading price of our shares of common stock after the Reverse Stock Split, and may include certain assumptions that underlie the forward-looking statements. We generally use words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "future," "intend," "may," "plan," "positioned," "potential," "project," "scheduled," "set to," "subject to," "upcoming," and other similar expressions to help identify forward-looking statements. These forward-looking statements are based on current expectations, estimates and projections about the business of THQ Inc. and its subsidiaries and are based upon management's current beliefs and certain assumptions made by management. Our business and such forward-looking statements are subject to risks and uncertainties that may affect our future results. The forward-looking statements contained herein speak only as of the date on which they were made, and, except as required by law, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this Proxy Statement.
OTHER BUSINESS
We know of no other matters to be voted on at the Special Meeting or any adjournment or postponement of the meeting. If other matters should properly come before the meeting, proxies will be voted on such matters in accordance with the best judgment and discretion of the persons appointed by the proxies.

By Order of the Board of Directors

Edward L. Kaufman Secretary
[ ], 2012
PLEASE COMPLETE, DATE, SIGN AND
RETURN YOUR PROXY PROMPTLY

EXHIBIT A CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF THQ INC.

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
THQ Inc.

THQ Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST:
That the board of directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment to the Certificate of Incorporation (this “Amendment”) to combine each [[three], [five] or [ten]] outstanding shares of the Corporation’s common stock, par value $.01 per share (the “Common Stock”), into one (1) validly issued, fully paid and non-assessable share of Common Stock; and (ii) declaring this Amendment to be advisable, submitted to and considered by the stockholders of the Corporation entitled to vote thereon for approval by the affirmative vote of such stockholders in accordance with the terms of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”) and recommended for approval by the stockholders of the Corporation.

SECOND:
That this Amendment was duly adopted in accordance with the terms of the Certificate of Incorporation and the provisions of Section 242 of the DGCL by the Board of Directors and stockholders of the Corporation.

THIRD:	That the capital of the Corporation shall not be reduced under or by reason of this Amendment.

FOURTH:
That upon the effectiveness of this Amendment, the Certificate of Incorporation is hereby amended such that the following paragraph shall be added after the first paragraph of ARTICLE FIFTH of the Certificate of Incorporation:

As of 5:00 p.m. (pacific time) on [ ], (the “Effective Time”), each [[three], [five] or [ten]] (the “Reverse Split Factor”) shares of Common Stock issued and outstanding at such time shall be combined into one (1) share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain $.01 per share. No fractional shares will be issued in connection with the Reverse Stock Split. Each stockholder of record who otherwise would be entitled to receive fractional shares, will be entitled to an amount in cash (without interest or deduction) equal to the fraction of one whole share to which such stockholder would otherwise be entitled multiplied by the product of: (y) the average of the closing prices of the Common Stock on the NASDAQ Global Select Market or other principal market of the Common Stock, as applicable for the five consecutive trading days immediately preceding the Effective Time and (z) the Reverse Split Factor. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined pursuant to the Reverse Stock Split, subject to the elimination of fractional share interests as described above.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be executed by Brian J. Farrell, its President and Chief Executive Officer, this [    ] day of [    ], 2012.

THQ Inc.

By:
_____________________________________

Name:
    Brian J. Farrell,

Title:

President and Chief Executive Officer

A-1

THQ®

IMPORTANT SPECIAL MEETING INFORMATION

000004

ENDORSEMENT_LINE______________ SACKPACK____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Pacific Time, on June 29, 2012.

Vote by Internet

- Go to **www.investorvote.com/THQI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Special Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

A Proposal — The Board of Directors recommends a vote FOR Proposal Number 1.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as the stockholder name(s) appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the authorized officer. If a partnership or limited liability company, or any other entity, please sign in such entity's name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T

1 U P X 1 3 9 0 5 8 3

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

+

01HGXB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

THQ®

Proxy — THQ Inc.

2012 SPECIAL MEETING OF STOCKHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints and constitutes Brian J. Farrell and Paul J. Pucino, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to represent and vote all the shares of Common Stock of THQ Inc. (the "Company") standing in the name of the undersigned at the Special Meeting of Stockholders of the Company to be held on Friday, June 29, 2012 at the Westlake Hyatt, 880 South Westlake Blvd., Westlake Village, California 91361 at 11:30 a.m., Pacific Daylight Time and any postponement or adjournment thereof, with all the powers the undersigned would possess if personally present, and especially (but without limiting the general authorization and power hereby given) to vote as specified on the reverse.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted: FOR the approval of an amendment to the Certificate of Incorporation to effect a reverse stock split.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND THE PROXY STATEMENT.

(Continued and to be signed on reverse side)